Serpent Acquisitions LLC.
2217 N. IL. Route 83
Round Lake Beach IL. 60073
847-548-2400
Scott@Serpentacquisitions.com

ENGAGEMENT LETTER & AGREEMENT

This letter is to define the various steps and stages Serpent Acquisitions LLC. (herein referred to as "SERP") will perform on behalf of Amrose Oil Company, Inc. the client (issuer, also referred to as "Amrose") to achieve a listing on the OTC BULLETIN BOARD (OTCBB).

SERP LLC., will provide the following services for a one time, all inclusive fee of

A. SHARE ISSUE

Issuing 490,000 Common (& registered pursuant to section 8(S8)) shares (4.9%) of the initial issued capital of the Issuer. Such shares to be issued to SERP and or it's nominees as directed.

B. PROFIT SHARE - SERP will be entitled to a 3% share in gross profits.

(i) Such profit share to be paid on a quarterly basis, based on the Company's audited gross profit. Such payment to be made no later than 30 days after the issue of such audited results.

(ii) The issuer, Amrose will have a right to purchase 50% (half) of such profit share, for an amount not exceeding, $200,000 (two hundred thousand dollars).

(iii) In exercising such rights Amrose will be required to advise SERP of its intention of such action in writing, giving 30 days (thirty days) notice.

(iv) The effective date for such repurchase will be the date of "issue of notice", regardless if this coincides with pending results. The issue of such notice being solely at the discretion of Amrose management.

(v) The parties agree to act in good faith in regard to this "profit share", insofar as they may from time to time mutually agree to change the terms and conditions of such "profit share". Any such changes should be reduced to writing after having been agreed to by both parties.

(vi) The parties agree that should a dispute arise regarding section B hereto, they both irrevocable bind themselves to independent arbitration, as granted in the state of Nevada.

It should be made clear SERP is entering into this agreement based upon certain information the client has provided and will continue to provide throughout the process and no guarantees can be offered to the success of the process if the issuer cannot respond appropriately to any and all comments that might result from the "review" process.

Below is an outline SERP and the issuer will follow throughout the process:

1. SERP and client will complete a Form D and submit to the SEC

2. SERP will assist in preparing all necessary merger documents, if any

3, The issuer will work with SERP staff and Legal Associates in drafting an S-1 Registration. The Legal costs for this offering are to be paid by SERP.

4, The issuer will work with SERP staff and Accounting Associates in preparing two (2) years of financials and whatever quarterly reports are necessary for audit. The cost is to be paid for by SERP.

5. The issuer and SERP will submit the completed S-1 Registration to the SEC for review. The issuer and SERP will respond accordingly to each and every comment received. (10-15 work days is not uncommon)

6. The client (the issuer) will need to submit a Form 211 to FINRA for review through a sponsoring Market Maker (MM) once SEC approval is received.

7. Issuer and SERP will complete the information statement and provide it to the MM.

8. FINRA will review the Form 211 for full compliance. FINRA will respond to the MM with any "comments" it may have. Issuer will respond to these comments through the MM. This process will continue until all comments have been answered satisfactorily.

9. Issuer will provide a full and complete shareholder list to its Stock Transfer agent. SERP will request a CUSIP # by providing them a "draft" of the 15c211 or S-1 (2/3 days)

10. Upon approval of the Form 211 FINRA will issue a trading symbol and permit the MM to post a bid/ask for the issuer.

11. SERP will post all applicable information in PDF format as required as well as "Edgarize" all submissions to the SEC

12. This agreement is confidential in nature.

IMPORTANT

The issuer must submit a "full" 15C211 to FINRA for its review process therefore achieving "full Pink Sheet" status allowing the issuer's stock to be "piggyback qualified" which will allow any and all MM's to also "post" a bid/ask on behalf of their clients after 30 days. Issuer will have a "dual" status on both the OTCBB and Pink Sheets and be considered "fully reporting".

SERP financial obligations:

All costs and fees incurred in the process relating directly to the registration statement are included in SERP fees. The fees and costs include: all specific legal costs, initial accounting, audit and review, transfer agent, incorporation fees up to the point of registration/trading status. SERP does not agree to carry or cover the day to day costs of Amrose, including but not limited to general M&A activity, project research, PR, IR and project acquisition.

If all of the above terms and disclosures are acceptable please sign below.

Agreed and executed this date of April 30th 2012 at ____________________.

Scott Goldstein: ______________________________
Authorized Representative, Serpent Acquisitions LLC.

Agreed and executed this date of April 30 at 2012 ____________________.

Jim Anderson ______________________________
President, Amrose Oil Company Inc.